Exhibit 99.2

OPENTV CORP.

Q3 2009 Investor Conference Call

Transcript of Prepared Remarks

November 3, 2009

2:00 p.m. PST

Operator

Good day, ladies and gentlemen and welcome to the OpenTV Corporation third quarter 2009 earnings conference call. My name is Kaitlin, and I’ll be your coordinator today. [Operator instructions] I would now like to turn the presentation over to your host for today’s call, Mr. Mark Beariault, General Counsel. Please proceed.

Mark Beariault – OpenTV Corp. – General Counsel

Thank you, Kaitlin. Before we begin today, please note that we have made available a short presentation in PDF format containing financial information about OpenTV that members of management may refer to on this call. I invite you to view the presentation by visiting the Investor Relations page on our Web site located at www.opentv.com.

Also, I would remind you that during this call, members of OpenTV’s management in addition to discussing the actual results for this past quarter will be making forward-looking statements. These forward-looking statements are based on our current expectations and beliefs and are subject to a number of factors and uncertainties that could cause our actual results to differ materially from those described in these forward-looking statements. For example, statements regarding forecasted growth of the markets for our products, our ability to expand our product offerings, maintain the momentum in our revenue growth and achieve positive net income and our financial guidance for 2009 are all forward-looking statements.

For a detailed discussion of the factors and uncertainties that could cause our actual results to differ materially from those described in these forward-looking statements, please refer to the risk factors described in our Form 10-K filed with the SEC and any updates to those risk factors contained in our quarterly reports on Form 10-Q and any other documents that we file from time to time with the SEC. Those documents and reports can be viewed on the investor relations page of our website. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

During this call, we will also be referring to adjusted EBITDA and billings, which are non-US GAAP financial measures that management believes are helpful in understanding our business and performance. We have included a reconciliation of those measures to US GAAP measures in our financial materials posted on the investor relations page. We will also make available a webcast replay of this conference call on our website.

With that, I will now turn the call over to Ben Bennett, Chief Executive Officer of OpenTV.

Ben Bennett – OpenTV Corp. – Chief Executive Officer

Thank you, Mark. Good afternoon everyone and welcome to OpenTV’s third quarter 2009 conference call. I’d like to begin today’s call with a quick summary of our financial results. In the third quarter, OpenTV generated billings of $32.6 million, revenues of $31.8 million and positive net income of $2.6 million. We ended the quarter with a balance of $113.8 million of cash, cash equivalents and marketable debt securities. I characterize these results as solid and show that the company continues to manage its operations effectively in what is still a difficult global marketplace.

Before getting into some highlights from the quarter, let me provide a brief statement regarding the tender offer announced by a subsidiary of Kudelski SA to acquire all of the OpenTV Class A ordinary shares not currently owned by Kudelski. As we have previously disclosed, OpenTV’s board of directors voted to remain neutral as to the offer. As such, we are not expressing an opinion as to whether shareholders should accept the offer and tender their shares. Ultimately, investors must make their own investment decisions, and we urge shareholders to review the Kudelski Offer, our Schedule 14D-9 and the other filings made with the SEC.

I do want to reiterate a couple of things that I have stressed in the past. First, regardless of what happens with this tender offer, a strong working relationship with the Kudelski group is important for the long term success of OpenTV’s business. We have significant joint interests with key customers and are closely aligned in our strategy with respect to certain competitors. Second, during this tender offer process, I want to stress that my management team has been and will continue to be focused on running the business as effectively as possible and staying focused on executing on our strategy.

With that, I’d like to highlight a few metrics concerning OpenTV’s recent performance; we posted a slide presentation on our website today that provides some historical perspective. Slides 3 and 4 of that presentation highlight the steady growth we have achieved in total digital device shipments as well as the growth in PVR shipments. In Q3, 4.9 million OpenTV-enabled digital devices were shipped to customers, bringing the total number of devices shipped worldwide to date to over 138 million.

Of the devices shipped in Q3, just over 1 million were PVR-enabled devices, which represents approximately a 53% increase over the third quarter of 2008 and brings the total number of OpenTV PVR-enabled devices shipped to 11.0 million; a key metric as deployment of these platforms adds to the stickiness of our technology and provides an opportunity to upsell OpenTV Enterprise related technology.

Let me now take a moment to highlight some of the key achievements made by OpenTV during the third quarter of 2009.

On the product front, I am very pleased to announce that we have recently made our latest Core2 v2.2 middleware product “Generally Available” in the market, and our integration teams are busy in launch engagements with four key customers around the world. This is a significant milestone because it signals the arrival of some exciting next generation services and features, including advanced content search, enhanced on screen graphics and home networking to name but a few It will also serve as the foundation for our future Core3 middleware platform, which we recently announced at the IBC trade show in Amsterdam.

As many of our investors are aware, middleware products are designed to simplify the process of launching everything from interactive consumer services to compelling TV user interfaces. The need for new and intuitive user interfaces is becoming an increasing necessity today as they allow viewers of all demographics to sort through the bewildering amount of video content that’s now available to them. On this topic, I am proud to say that our Core nX user interface product recently won the award for “Best Graphic & Design” at the 7th annual AFDESI Awards Ceremony held last month in France. This kind of recognition is important for the company and our staff, and we expect OpenTV’s Core nX product to be a key part of our expanded offering to our customers in the near future.

We also continue to partner with industry leaders to develop technologies for Web-TV convergence, a trend which is gaining pace rapidly in the digital TV market worldwide. In August, a consortium of European television industry leaders, including OpenTV, announced the launch of “Hybrid Broadcast Broadband TV” a major new pan-European initiative aimed at enhancing and standardizing free-to-air broadcast content with broadband interactivity like VOD, search and real-time news. We are at the early stages of this initiative but we do envision that interactive, broadband-enabled TV’s will eventually supplement its set-top box cousin in the home, and we aim to invest and leverage our experience in order to compete in this market.

Moving on to the customer front, we announced last week that we had extended our partnership with BSkyB, a longstanding and important OpenTV customer. We are very excited that Sky has engaged us on a proof of concept around our next generation Core3 middleware. We are currently working closely with the Sky teams in the UK on this program and see this engagement as a role model for some of our other key customers around the globe. In addition, Sky has agreed to license some of our intellectual property, which is another important milestone for OpenTV because it validates the importance of our intellectual property portfolio in one of the most complex and competitive digital TV markets in the world. Our portfolio of over 700 issued patents worldwide is a valuable asset that helps us compete in the market and benefits our customers. We will look to selectively explore other arrangements in the future.

We also continue to work closely with other key customers to bring new and advanced digital television solutions to market. Recently, we announced, together with our key partners Irdeto and Pace, the launch of Digiturk’s Push VOD service, which represents the first deployment of this advanced technology for OpenTV. By all accounts, the service has been a great success with subscribers in Turkey.

In Australia, FOXTEL recently announced that they are launching their next generation platform later this month. This platform was developed in close collaboration with OpenTV and continues to be powered by OpenTV middleware. FOXTEL will be launching some exciting applications that demonstrate new ways for subscribers to discover content by making it easier, for example, to record the programming they want without having to navigate through a traditional TV guide. OpenTV is also working closely with FOXTEL on coverage of the 2010 Olympics which will include a new interactive mosaic application.

Turning to our advanced advertising business, economic weakness in the global advertising market has continued to impact technology decisions by operators, and we expect the effects of this impact to be felt well into 2010. Notwithstanding this weakness, we continue to make progress in the US cable market with our EclipsePlus Campaign Management system. I am pleased to announce today a new deal with Bresnan Communications that will serve about 200K subscribers with our EclipsePlus system.

On the global front, at the recent IBC trade show in Amsterdam, we premiered our newest campaign management product called Eclipse. This product has been specifically developed with the international markets in mind, and we are seeing some interest from existing OpenTV customers.

To sum up, overall the company continues to deliver results and not just promises. The staff and management have worked hard to achieve a solid financial foundation, something that other companies in our space have struggled with during this downturn. However, we are not focused on the past but the future and we will continue to invest in the business, both in developing new markets for our products and growing our overall R&D capabilities.

Of course there are certainly challenges ahead as the markets in which we operate become more competitive, and we are indeed seeing that dynamic play out in both mature and emerging PayTV markets. However, where there are challenges, there are also opportunities, and I believe that as long as we invest in the business and execute, we remain well-positioned. I understand that the situation around the Kudelski tender offer is complex, but I can assure you that the management team’s focus has been, and will continue to be, running the operations effectively and executing on a strategy that delivers long term, sustainable growth and profitability.

And with that, I am going to hand the call over to Shum Mukherjee, our CFO.

Shum Muhkerjee – OpenTV Corp. – EVP, CFO

Thank you, Ben, and good afternoon, everyone.

Total billings in Q3 ‘09 were $32.6 million, up $6 million or 23% compared to Q3 ‘08, primarily reflecting solid growth in the Middleware segment. Billings in the Middleware segment were $29.9 million, $6.1 million higher than Q3 ‘08 primarily reflecting increased royalty billings to MCA in South Africa, UGC in the Netherlands and increased billings for professional services to FOXTEL in Australia. Billings in the Advertising segment were $2.7 million in Q3 ‘09, $200K lower than in Q3’ 08.

Revenues in Q3 ‘09 were $31.8 million, up $4.9 million or 18% from revenues of $26.9 million in Q3 ‘08. Royalties and Licenses revenues from the Middleware segment were $20.1 million in Q3 2009, up $5.0 million or 33% over revenues of $15.1 million in Q3 2008, reflecting higher revenues from MCA and UGC. Services and other revenues from the Middleware segment were $8.8 million, approximately the same as in Q3 ‘08. Revenues in the Advertising segment were $2.9 million in Q3 2009, approximately the same as in Q3 ‘08.

Deferred revenue at the end of Q3 ‘09 was $39.0 million compared to $33.2 million at the end of 2008, primarily reflecting increased billings to DishTV India and FOXTEL that are not yet recognizable as revenues.

Adjusted EBITDA before unusual items in Q3 ‘09 was $4.4m¸ $700K better than in Q3 ‘08, primarily reflecting increased revenues of $4.9 million that were partially offset by increases in personnel costs of $1.6 million, which reflects higher headcount and increased G&A expenses of $1.9 million primarily reflecting an accrual for sales tax exposure. Contribution margin in the Middleware segment was $11.6 million, or 40% of segment revenues, compared to a contribution margin of $9.3 million, or 39% of the segment revenues in Q3 of 2008. Contribution margin in the Advertising segment was $200K in Q3 ‘09, compared to a loss of $100K in Q3 ‘08.

Interest income in Q3 2009 was $100,000, compared to $500,000 in Q3 ‘08, reflecting lower effective interest rates on our investment portfolio, which consists of short-term debt securities issued by US government entities and other highly rated institutions. Other income in Q3 2009 was $200,000 compared to a loss of $1.5 million in Q3 2008 when we incurred foreign exchange losses on a portion of our cash and receivables balances denominated in non-US currencies.

Net income in Q3 ‘09 was $2.6 million, compared to net income of $1 million in Q3 of 2008.

For the nine months ended September 30, 2009, revenues were $88.8 million, 1.5% above revenues generated in the corresponding period of 2008, and net income was $5.5m compared to $7.3 million in the corresponding nine month period of 2008.

Our balance sheet and financial position remain strong. Our portfolio of cash and cash equivalents as of September 30, 2009 was $113.8 million compared to $102.8 million on December 31, 2008 and $81.8 million on December 31, 2007. Cash generated from operations was $4 million in Q3 ‘09 compared to $300K in Q3 ‘08.

Now moving to guidance – our guidance remains unchanged from our last earnings conference call held on August 6. We expect full year billings to be in the range of $125 million to $135 million and full year GAAP revenues to be in the range of $117 million to $123 million. We continue to invest in process improvements and product development efforts to maintain a competitive roadmap, but we continue to expect to be profitable at the net income level for full year 2009.

And now Ben, Mark, and I will be pleased to answer your questions.